Exhibit 4.7

FORM OF

EXTRACTION OIL & GAS, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement (this “Agreement”) is made as of the         day of                              (the “Date of Grant”), between EXTRACTION OIL & GAS, INC., a Delaware corporation (the “Company”), and                                 (“Employee”).

To carry out the purposes of the EXTRACTION OIL & GAS, INC. 2016 LONG-TERM INCENTIVE PLAN (the “Plan”), by affording Employee the opportunity to purchase shares of Common Stock, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1.                                      Grant of Option.  The Company hereby irrevocably grants to Employee the right and option (the “Option”) to purchase all or any part of an aggregate of                         shares of Common Stock (the “Option Shares”) on the terms and conditions set forth herein and in the Plan.  Employee acknowledges receipt of a copy of the Plan and agrees that the terms and provisions of the Plan are incorporated herein by reference as a part of this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.  Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.  This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Code.

2.                                      Purchase Price.  The purchase price of Common Stock purchased pursuant to the exercise of this Option shall be $       per share, which has been determined to be not less than the Fair Market Value of a share of Common Stock at the Date of Grant.  For all purposes of this Agreement, the Fair Market Value of Common Stock shall be determined in accordance with the provisions of the Plan.

3.                                      Exercise of Option.  Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Corporate Secretary (or such other officer or employee of the Company as the Company may designate from time to time), at any time and from time to time after the Date of Grant, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years from the Date of Grant to the date of such exercise, in accordance with the following schedule:

Number of Full Years	Percentage of Shares That May Be Purchased
[		%]

This Option may be exercised only while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company.  Notwithstanding the foregoing provisions of this Section 3:

(a)                                 If Employee’s employment with the Company terminates by reason of “disability” (as such term is defined below), 100% of the Option shall become exercisable, and this Option may be exercised in full by Employee (or Employee’s legal representative, estate or the person who acquires this Option by will or the laws of descent and distribution) at any time during the period of one year following such termination.

(b)                                 If Employee dies while in the employ of the Company, 100% of the Option shall become exercisable, and Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution by reason of the death of Employee, may exercise this Option in full at any time during the period of one year following the date of Employee’s death.

(c)                                  If Employee’s employment with the Company is terminated (i) by the Employee for “good reason” (as such term is defined below), (ii) by the Company for a reason other than “cause” (as such term is defined below) or as described in (a) or (b) above, or (iii) due to the expiration of the term provided in Section 3.1 of the Employment Agreement (as defined below) on account of a non-extension of the Employment Agreement by the Company, 100% of this Option will become exercisable, and this Option may be exercised in full by Employee (or by Employee’s estate, legal representative, or the person who acquires this Option by will or the laws of descent and distribution by reason of the death of Employee) at any time during the period of ten years following the Date of Grant.  The Committee may, in its sole discretion, advise Employee in writing, prior to a voluntary termination of Employee’s employment, that such termination will be treated for purposes of this paragraph as an involuntary termination by the Company for a reason other than cause.  As used in this paragraph, the terms “disability,” “cause,” and “good reason” shall have the same meaning given such terms under that certain Employment Agreement entered into by and between the Employee and the Company dated as of                       , as the same may be modified or amended from time to time (the “Employment Agreement”).

This Option shall not be exercisable in any event after the expiration of ten years from the Date of Grant.  The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) if permitted by the Committee in its sole discretion, by delivering or constructively tendering to the Company shares of Common Stock having a Fair Market Value equal to the purchase price (provided such shares used for this purpose must have been held by Employee for such minimum period of time as may be established from time to time by the Committee), (c) if the Common Stock is readily tradable on a national securities market, through a “cashless exercise” in accordance with a Company established policy or program for the same, or (d) any combination of the foregoing.  No fraction of a share of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock.  Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares acquirable upon an exercise of this Option.

4.                                      Change in Control.  In the event of a Change in Control, the Committee may, in its discretion and upon at least ten (10) days’ advance notice to Employee, cancel the Option and pay Employee the value of the Option based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event.  Notwithstanding the foregoing, if at the time of a Change in Control, the Exercise Price of the Option equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option without the payment of consideration therefor.

5.                                      Withholding of Tax.  To the extent that the grant or exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option results in compensation income or wages to Employee for federal, state, local or foreign tax purposes, Employee shall deliver to the Company or to any Affiliate nominated by the Company at the time of such grant, exercise or disposition such amount of money or, if permitted by the Committee in its sole discretion, shares of Common Stock as the Company or any Affiliate nominated by the Company may require to meet its obligations under applicable tax or social security laws or regulations.  If such tax obligations are satisfied through the withholding of shares of Common Stock that are otherwise issuable to Employee pursuant to this Award (or through the surrender of shares of Common Stock by Employee to the Company), the maximum number of shares of Common Stock that may be so withheld by (or surrendered to) the Company or applicable Affiliate of the Company shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities, determined based on the greatest withholding rates for federal, state, foreign, and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.  No exercise of this Option shall be effective until Employee (or the person entitled to exercise this Option, as applicable) has paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements of the Company or, if applicable, any Affiliate of the Company.

6.                                      Compliance with Law.  The exercise of the Option and the issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed.  No shares of Common Stock shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Employee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.

7.                                      Lock up Period.  In connection with the registration of the offering of Common Stock under the Securities Act of 1933, as amended (the “Act”), Employee agrees not to sell or otherwise transfer any Option Shares or other securities of the Company during the 180-day period following the effective date of a registration statement of the Company filed under the Act.  The Company may impose stop-transfer restrictions with respect to securities subject to the foregoing restrictions until the end of such 180-day period.

8.                                      Employment Relationship.  All references to the “Company” in this Section 8 and in Sections 3 and 5 above shall be deemed to include any subsidiary of the Company that employs Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, an Affiliate, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option.  Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs Employee.  Nothing in the adoption of the Plan, nor the award of this Option thereunder pursuant to this Agreement, shall affect in any way the right of Employee or the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company for any reason whatsoever or for no reason, with or without cause or notice.  Any question as to whether and when there has been a termination of Employee’s employment with the Company, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

9.                                      Transferability; Surrender of Option.

(a)                                 All or a portion of this Option may be transferred to a Permitted Transferee upon written approval by the Committee.

(b)                                 At any time and from time to time prior to the termination of this Option, Employee may surrender all or a portion of this Option to the Company for no consideration by providing written notice to the Company at its principal executive office addressed to the attention of its Corporate Secretary (or such other officer or employee of the Company as the Company may designate from time to time).  Such notice shall specify the number of shares with respect to which this Option is being surrendered and, if this Option is being surrendered with respect to less than all of the shares then subject to this Option, then such notice shall also specify the date upon which this Option became (or would become) exercisable in accordance with Section 3 with respect to the shares being surrendered.

10.                               Non-Competition and Non-Solicitation.  In consideration of this Option, Employee agrees to comply with the restrictions and covenants included in Article VIII of the Employment Agreement. In the event of a breach or threatened breach of any of the covenants contained in Article VIII of the Employment Agreement, in addition to all remedies otherwise under such Employment Agreement, any unvested portion of the Option, as well as any vested but unexercised portion of the Option, shall be forfeited effective as of the date of such breach unless sooner terminated by operation of another term or condition of this Agreement or the Plan.

11.                               Acknowledgements Regarding Section 409A of the Code.  Employee understands that if the purchase price of the Common Stock under this Option is less than the fair market value of such Common Stock on the date of grant of this Option, then Employee may incur adverse tax consequences under section 409A of the Code and the guidance and regulations promulgated thereunder.  Employee acknowledges and agrees that (a) he is not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Common Stock on the date of grant of this Option, (b) he is not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with Employee’s execution of this Agreement and his receipt, holding, and exercise of this Option, and (c) in deciding to enter into this Agreement, Employee is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted.  Employee hereby releases, acquits, and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs, and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with Employee’s execution of this Agreement and his receipt, holding, and exercise of this Option.

12.                               Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by certified mail, return receipt requested, to Employee at the last address Employee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to the Company at its principal executive offices.

13.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

14.                               Entire Agreement; Amendment.  This Agreement, together with the Employment Agreement, constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

15.                               Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Employee and Employee’s beneficiaries, executors, administrators, and the person(s) to whom the Option may be transferred by will or the laws of descent and distribution.

16.                               Clawback.  Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder.

17.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

EXTRACTION OIL & GAS, INC.

By:

Name:

Title:

EMPLOYEE